Exhibit 3.1
RESTATED ARTICLES OF INCORPORATION
OF
POKERTEK, INC.

ARTICLE I

The name of the corporation is PokerTek, Inc. (the “Corporation”).

ARTICLE II

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under Section 55 of the North Carolina General Statutes (the “North Carolina General Statutes”).

ARTICLE III

The street address and county of the registered office of the Corporation and is 4101 Lake Boone Trail, Suite 300, Raleigh, NC, Wake County, 27607, and the name of the registered agent at such address is Thomas A. Allen.  The street address and county of the principal office of the Corporation is 206 Wild Basin Road South, Bldg. B., 4th Floor, Austin TX, Travis County, 78746.  The mailing address of each of the registered office of the Corporation and the principal office of the Corporation is the same as its street address.

ARTICLE IV

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 100,000,000 shares of Common Stock, no par value.

ARTICLE V

Except to the extent that the North Carolina General Statutes prohibit such limitation or elimination of liability of directors for breaches of duty, no director of the Corporation shall be liable to the Corporation or to any of its shareholders for monetary damages for breach of duty as a director.  No amendment to or repeal of this provision or adoption of a provision inconsistent herewith shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal or adoption of an inconsistent provision.  The provisions of this Article shall not be deemed to limit or preclude indemnification of a director by the Corporation for any liability that has not been eliminated by the provisions of this Article.

ARTICLE VI

Provided that the Corporation is not a public corporation at the time of the taking of such action, any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shareholders entitled to vote thereon were present and voted.  A shareholder’s consent to action taken without meeting may be made by electronic mail or any other electronic form and delivered by electronic means.  Prior notice of any action to be taken without meeting by the shareholders, including without limitation fundamental corporate actions described in Articles 10, 11, 12 and 14 of Chapter 55 of the North Carolina General Statutes, shall not be required to be given to any shareholder.

ARTICLE VII

The corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer or employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Corporation may adopt bylaws or enter into agreements with any such person for the purpose of providing for such indemnification.

ARTICLE VIII

To the extent permitted by the North Carolina General Statutes, the Corporation may conduct any transaction or take any action by electronic mail or any other electronic means.

ARTICLE IX

Unless and except that the bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE X

The Board of Directors may from time to time make, amend, supplement or repeal the Bylaws of the Corporation.

ARTICLE XI

The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision outlined in these Articles of Incorporation, and other provisions authorized by the laws of the State of North Carolina at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences, and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to these Articles of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

ARTICLE XII

The provisions of Articles 9 and 9A of Chapter 55 of the North Carolina General Statutes shall not be applicable to the Corporation.